
JAMES BAY
ONTARIO
QUEBEC
PICKLE LAKE
LONGLAC
KENORA
SIOUX LOOKOUT
COCHRANE
TIMMINS
KIRKLAND LAKE
VAL D'OR
NORANDA
MARATHON
Property
THUNDER BAY
LAKE SUPERIOR
SUDBURY
NORTH BAY
OTTAWA
U.S.A.
LAKE HURON
LAKE MICHIGAN
TORONTO
LAKE ONTARIO
LAKE ERIE
90°
80°
SCALE
0 100 200 300 400 500
KILOMETRES

HERITAGE EXPLORATIONS, INC.

Location Map

Starthy Twp. Property

Stathy Township Sudbury Mining Division